UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2016

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-18640	95-4182437
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5990 Sepulveda Boulevard

Sherman Oaks, California 91411

(Address of principal executive offices) (Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02Termination of a Material Definitive Agreement.

Termination of JPMorgan Credit Agreement

On September 4, 2012, Cherokee Inc. (the “Company”) entered into a credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan,” and such credit agreement, as amended, the “JPMorgan Credit Agreement”). As previously disclosed, on December 7, 2016, the Company repaid all amounts then owed under the JPMorgan Credit Agreement, totaling approximately $15.1 million. In connection with such repayment, the JPMorgan Credit Agreement, together with all term notes and a revolving line of credit issued thereunder, was terminated and cancelled in full.

Item 2.01Completion of Acquisition or Disposition of Assets.

Hi-Tec Acquisition

As previously disclosed, on December 7, 2016, the Company completed the acquisition of all of the issued and outstanding share capital of Hi-Tec Sports International B.V. (“Hi-Tec”) from Sunningdale Corporation Limited (the “Seller”), for a cash purchase price of 90.0 million EURO on a cash-free debt-free basis, based on normalized working capital (the “Hi-Tec Acquisition”). Subject to post-closing adjustments, and after giving effect to the Sale Transactions, as defined and described below, the purchase price for the Hi-Tec intellectual property assets retained by the Company, including the Hi-Tec® and Magnum® trademarks, was approximately $62.0 million. The Company funded the purchase price of the Hi-Tec Acquisition through a variety of sources, including the Cerberus Credit Facility and Ravich Loan described under Item 2.03 below.

Sales Transactions

Also as previously disclosed, on December 7, 2016 and approximately concurrently with the closing of the Hi-Tec Acquisition, the Company and/or its affiliated entities completed the sale of certain of the operating assets of Hi-Tec and its subsidiaries to certain operating partners and/or distributors of Hi-Tec, including Carolina Footwear Group, LLC and Batra Limited (the “Sale Transactions”). The aggregate cash purchase price of the Sale Transactions was approximately $25.0 million, based on expected working capital and subject to certain post-closing adjustments. The proceeds of the Sale Transactions have been used to fund a portion of the purchase price for the Hi-Tec Acquisition.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Cerberus Credit Facility

As previously disclosed, on December 7, 2016, the Company entered into a senior secured credit facility with Cerberus Business Finance, LLC (“Cerberus”), as administrative agent and collateral agent for the lenders from time to time party thereto (such credit facility, the “Cerberus Credit Facility”), pursuant to which the Company is permitted to borrow (i) up to $5.0 million under a revolving credit facility, and (ii) up to $45.0 million under a term loan facility. Also on December 7, 2016 and in connection with the closing of the Hi-Tec Acquisition, the Company drew down a $45.0 million term loan under the Cerberus Credit Facility and has used a portion of such borrowings to fund the Hi-Tec Acquisition, including the repayment of substantially all of the outstanding indebtedness of Hi-Tec, and, as described in Item 1.02 above, to repay all amounts owed under the JPMorgan Credit Agreement. The Company expects to use the remaining borrowings under the Cerberus Credit Facility for general working capital.

The Cerberus Credit Facility is secured by a first priority lien on, and security in, substantially all of the assets of Company and its subsidiaries, is guaranteed by the Company’s subsidiaries, and has a five-year term. The Cerberus Credit Facility bears interest at a rate per annum equal to either the rate of interest publicly announced from time to time by JPMorgan in New York, New York as its reference rate, base rate or prime rate or LIBOR plus, in each case, the applicable margin and subject to the applicable rate floor. Borrowings under the Cerberus Credit Facility are subject to certain maintenance and other fees as set forth therein. The terms of the Cerberus Credit Facility include financial covenants that set financial standards the Company will be required to maintain and operating covenants that impose various restrictions and obligations regarding the operation of the Company’s business, including covenants that require the Company to obtain Cerberus’s consent before the Company can take certain specified actions. Events of default under the Cerberus Credit Facility include, among others, the following: any failure to make payments thereunder when due; the occurrence of certain bankruptcy events; any failure by the Company to meet certain revenue standards after the expiration or termination of any material contracts; the Company or any of its subsidiaries ceases to conduct any material part of their respective businesses; the imposition of penalties, remedies or liabilities on the Company or its subsidiaries in connection with certain criminal or regulatory actions or proceedings; and the occurrence of a change of control of the Company. If an event of default under the Cerberus Credit Facility occurs, subject to certain cure periods for certain events of default, Cerberus would have the right to terminate its obligations thereunder, declare all or any portion of the borrowed amounts then outstanding to be accelerated and due and payable, and/or exercise any other rights or remedies it may have under applicable law, including foreclosing on the Company’s and/or its subsidiaries assets that serve as collateral for the borrowed amounts.

Ravich Loan

As previously disclosed, on December 7, 2016 and in connection with the closing of the Hi-Tec Acquisition, the Company obtained an unsecured receivables funding loan for $5.0 million from Jess Ravich, the Chairman of the Company’s Board of Directors (such loan, the “Ravich Loan”). The Ravich Loan bears interest at a rate of 9.5% per annum and is subject to a fee equal to 2.5% of the principal amount of the loan, or $125,000, which was paid upon the funding of the Ravich Loan. The outstanding principal and accrued interest under the Ravich Loan will be due and payable 180 days after the closing of the Hi-Tec Acquisition, or on June 5, 2017. Events of default under the Ravich Loan include, among others, any failure to make payments thereunder when due; any failure to make payments under certain of the Company’s other indebtedness when due; and the occurrence of certain bankruptcy events. If an event of default under the Ravich Loan occurs, subject to certain cure periods for certain events of default, Mr. Ravich would have the right to terminate his obligations thereunder, declare all or any portion of the borrowed amounts then outstanding to be accelerated and due and payable, and/or exercise any other rights or remedies he may have under applicable law. The proceeds of the Ravich Loan have been used to fund a portion of the purchase price for the Hi-Tec Acquisition. The Company expects that certain accounts receivable assets that are expected to be collected in the ordinary course of business will be used to repay the Ravich Loan.

* * * * *

The descriptions of the Hi-Tec Acquisition, Sales Transactions, Cerberus Credit Facility and Ravich Loan set forth in this Current Report on Form 8-K are intended to be summaries and do not purport to be complete. As a result, such descriptions are subject to, and qualified in their entirety by reference to, the applicable documents filed as exhibits to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cherokee Inc.
December 13, 2016	By:	/s/ Jason Boling
Jason Boling
Chief Financial Officer